EXHIBIT 5
OPINION OF
BAKER & HOSTETLER LLP
65 East State Street
Suite 2100
Columbus, Ohio 43215
August 4, 2005
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215
Ladies and Gentlemen:
          We have acted as counsel to State Auto Financial Corporation, an Ohio corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 100,000 Common Shares, without par value, of the Company (the “Shares”) for offer and sale under, and pursuant to, the Company’s Outside Directors Restricted Share Unit Plan (the “Plan”).
          In connection therewith, we have examined the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, each as in effect on the date hereof, and the records, as exhibited to us, of the corporate proceedings of the Company; a copy of the Plan; and such other documents and records as we have considered necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.
          Based upon the foregoing, we are of the opinion that the Shares, when sold and paid for in the manner contemplated by the Plan, will have been validly issued and will be fully paid and nonassessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Baker & Hostetler LLP
BAKER & HOSTETLER LLP